Exhibit 99.1

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc. 79 Great Oaks Boulevard San Jose, CA 95119 USA T: 408-826-0600, F: 408-826-0601 www.monolithicpower.com

Monolithic Power Systems Announces

Chief Financial Officer Appointment

SAN JOSE, California, July 22, 2016 -- Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a leading company in high performance power solutions, today announced the appointment of Bernie Blegen as its new chief financial officer, effective July 19, 2016.

Mr. Blegen has served as MPS’ interim chief financial officer since March 2016. From August 2011 to March 2016, Mr. Blegen served as MPS’ corporate controller. Prior to joining MPS, Mr. Blegen held a number of senior finance and executive accounting roles for other publicly traded technology companies, including Xilinx, Inc.

"I am very pleased to appoint Bernie as our new CFO," said Michael Hsing, CEO and founder of MPS. "In the past five years, Bernie has become an integral part of the management team. Bernie's deep knowledge of MPS’ business operations and his financial acumen make him highly qualified to take on the CFO role and lead our finance team."

MPS also announced today that Karen A. Smith Bogart has submitted her resignation as an independent member of the Board of Directors, effective July 19, 2016.

“Karen has been a valued member of the Board during her long tenure,” said Michael Hsing. “On behalf of the Board, I would like to personally thank her for her strong leadership and support.”

“I have seen MPS grow since I joined the Board in 2007,” said Dr. Smith Bogart. “I have appreciated the opportunity to work with such a capable leadership team and to contribute to MPS’ success."

About Monolithic Power Systems

Monolithic Power Systems, Inc. (MPS) provides small, highly energy efficient, easy-to-use power solutions for systems found in industrial applications, telecom infrastructures, cloud computing, automotive, and consumer applications. MPS' mission is to reduce total energy consumption in its customers' systems with green, practical, compact solutions. The company was founded by Michael R. Hsing in 1997 and is headquartered in San Jose, CA. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Bernie Blegen

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com